EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS THIRD QUARTER NET INCOME OF $1.58 PER DILUTED SHARE
ON SALES OF $1.59 BILLION

GLENVIEW, IL, October 21, 2008 – Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended September 26, 2008.

Third Quarter Highlights

•	Sales of $1.59 billion increased 4 percent compared to sales of $1.52 billion in the year ago quarter.

•	Quarterly operating income of $117.9 million reflects a slight decrease from the $118.2 million reported in the third quarter of 2007.

•	Net income, inclusive of after tax foreign exchange losses of $2.7 million, decreased 5 percent to $61.7 million from $64.8 million in the year ago quarter.

•	Diluted earnings per share, inclusive of 7 cents per diluted share of foreign exchange losses, rose 5 percent to $1.58 per diluted share from $1.51 per diluted share in the year ago quarter due to a 9 percent decline in diluted shares.

•	Cash flow used in operations was $8.3 million compared to the $10.0 million generated from operations in the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept. 26,	Sept. 28,	Percent	Sept. 26,	Sept. 28,	Percent
	2008	2007	Change	2008	2007	Change

Net Sales	$1,589.6	$1,521.2	4%	$4,678.0	$4,361.4	7%
Operating Income	$117.9	$118.2	—	$341.2	$324.7	5%
Net Income	$61.7	$64.8	-5%	$186.3	$183.0	2%
Diluted Earnings Per Share	$1.58	$1.51	5%	$4.73	$4.32	9%
Diluted Weighted Shares	39.1	42.9	-9%	39.3	42.4	-7%

Robert Eck, President and CEO, stated, “While we experienced strength early in the third quarter, broader negative economic factors, especially in Europe, impacted sales activities late in the period. Despite these headwinds we still generated 2 percent organic growth, primarily driven by our initiatives to expand the company’s presence in the security solutions market and increase the geographic footprint of our electrical wire and cable business in Europe. The progress realized, despite a challenging environment, demonstrates the importance of focusing on growth initiatives and programs we can control to offset some of the negative shorter-term macro economic factors. The long-term strategic initiatives and our sustained execution position us for even stronger growth when the economy improves.”

Third Quarter Results

For the three-month period ended September 26, 2008, sales of $1.59 billion produced net income of $61.7 million, or $1.58 per diluted share. Included in the current year’s third quarter results were sales of $22.0 million coming from acquisitions completed in the past year. After adjusting for acquisitions and the favorable foreign exchange rate impact of $9.8 million, third quarter sales grew at a year-over-year organic rate of 2 percent. Included in third quarter net income are after tax foreign exchange losses of approximately $2.7 million incurred as a result of the rapid appreciation of the U.S. dollar versus currencies in emerging markets where there are few cost effective means of hedging. These foreign exchange losses reduced diluted net income per share by 7 cents in the third quarter.

In the prior year period, sales of $1.52 billion generated net income of $64.8 million, or $1.51 per diluted share.

Operating income in the third quarter was down slightly from $118.2 million in the year ago quarter to $117.9 million in the most recent quarter. For the latest quarter, operating margins were 7.4 percent compared to 7.8 percent in the third quarter of 2007.

First Nine Month Results

For the nine-month period ended September 26, 2008, sales of $4.68 billion produced net income of $186.3 million, or $4.73 per diluted share. Included in the 2008 nine-month results were sales of $38.5 million from acquisitions completed in the past year. After adjusting for acquisitions and the favorable foreign exchange rate impact of $96.4 million, sales in the first nine months grew at a year-over-year organic rate of 4 percent. Earnings in the first nine months of 2008 were unfavorably affected by after tax expense of $2.6 million or 7 cents per share related to the retirement of the company’s former CEO in the second quarter of 2008, and after tax foreign exchange losses of $3.8 million or 10 cents per share resulting from the strengthening of the U.S. dollar during the second and third quarters of 2008.

In the prior year period, sales of $4.36 billion generated net income of $183.0 million, or $4.32 per diluted share. Earnings in the year ago period were favorably affected on an after tax basis by $1.3 million or 3 cents per diluted share due to foreign exchange gains associated with a weakening U.S. dollar in the nine month period.

Operating profits in the first nine months of 2008, inclusive of the $4.2 million of expense associated with the CEO retirement were $341.2 million versus $324.7 million in the prior year period. Operating margins were 7.3 percent in the first nine months of 2008 as compared to 7.4 percent in the year ago period. Excluding the CEO retirement related expense in 2008, operating income was $345.4 million or an increase of 6 percent, and operating margins were 7.4 percent or the same as the first nine months of the prior year.

Third Quarter Sales Trends

Commenting on third quarter sales trends, Eck said, “Our third quarter results were negatively impacted by macro economic trends, particularly in the last few weeks of the quarter. The quarter began very favorably, with July being the best four week month in the history of the company. August, which is traditionally a softer month because of vacation schedules, produced slightly weaker results than historical patterns would have suggested. While activity levels picked up in September, they did not come back with the strength that is typically seen following the summer vacation period.”

North American Sales Trends

“We were pleased to see North American sales increase by 5 percent over the prior year quarter,” said Eck. “This growth was inclusive of $11.6 million from an acquisition completed in the current quarter and $2.9 million of favorable foreign exchange rate impact. Adjusting for this acquisition and the effects of foreign exchange, organic sales growth was 3 percent.”

Eck continued, “Our North American enterprise cabling and security solutions sales grew 2 percent, from $575.7 million in the third quarter of 2007 to $585.5 million. While day-to-day business remained healthy, the number and average size of larger projects was down year-on-year. Within the enterprise cabling and security solutions sales, our security-related sales grew at a year-on-year rate of 28 percent.”

The company’s North American electrical wire and cable business sales grew 6 percent from $372.4 million in the year ago quarter to $394.1 million in the current year quarter as larger project volumes remained comparatively healthy despite a difficult economic environment.

The North American OEM supply business saw sales grow by 18 percent, from $119.2 million in the year ago quarter to $140.0 million in the current period, including $11.6 million relating to a recently completed acquisition. Strong growth in sales to aerospace and defense customers more than offset the slight sales decline to industrial customers related to reduced production levels.

European Sales Trends

“European sales in the quarter rose 2 percent versus the year ago quarter. These results were aided by a favorable foreign exchange rate impact due primarily to the appreciation of the euro and acquisitions, which added $3.0 million and $9.0 million, respectively, to third quarter 2008 sales. Adjusted for acquisitions and the effects of foreign exchange rates on sales,” Eck noted, “European sales declined 2 percent organically.”

Eck added, “Our European sales growth was highest in the electrical wire and cable end market, which grew 18 percent to $65.6 million in the current quarter versus $55.5 million in the prior year. This growth was driven by our initiative to expand electrical wire and cable sales outside of our traditional market focus in the U.K. That initiative generated 29 percent year-on-year growth on electrical wire and cable sales outside of the U.K. market.”

The European OEM supply business saw only modest growth, increasing 2 percent as sales grew from $146.8 million in the year ago quarter to $149.8 million in the current year period. Contributing to the year-on-year growth were the acquisitions of Sofrasar and Gergen, which added $9.0 million to current period sales. At the same time, an unfavorable foreign exchange rate impact reduced sales by $2.3 million due primarily to the depreciation of the British pound. Without these factors the company’s OEM sales declined by 3 percent as the business experienced a number of customer production cutbacks in response to softening economic conditions in Europe.

The company’s European enterprise cabling and security business experienced a sales decline of 6 percent to $112.7 million versus $119.7 million in the year ago quarter. The decrease in sales was partially mitigated by a favorable foreign exchange rate impact of $5.3 million and 20 percent growth in security sales. The decline in core enterprise cabling sales reflects a broader-based slowdown in activity beyond the U.K.-based weakness seen earlier this year.

Emerging Market Sales Trends

“Emerging market sales grew 10 percent, including $3.9 million from favorable effects related to foreign exchange rates and $1.4 million due to an acquisition. Sales in the current quarter were $143.1 million versus $130.3 million in the year ago quarter, including security sales that grew 51 percent to $15.8 million in the current quarter. In Asia Pacific, sales declined by 8 percent due to lower project activity while in Latin America continued good project activity drove sales growth of 19 percent,” said Eck.

Third Quarter Operating Results

“Third quarter operating margins were 7.4 percent compared to 7.8 percent in the year ago quarter,” commented Eck. “The slight sequential decline in sales in the third quarter, when historical patterns would normally suggest consecutive quarter growth, created some operating leverage compression. In anticipation of a more typical pattern of consecutive quarter sales growth in the third quarter, and the strength of the sales activity in the month of July, we continued to invest in people to drive our initiatives of expanding our security business, the global reach of the electrical wire & cable business, our initial efforts in the factory automation market and expansion of our business in emerging markets. We are continuing to invest in initiatives that can drive both near- and longer-term growth, while at the same time managing operating expense, exclusive of foreign exchange effects and acquisitions, in a manner consistent with the macro economic environment. Gross margins, however, continued to reflect pressure associated with lower supplier volume growth incentives as a result of lower sales growth, softening sales in our higher gross margin OEM supply business and some continued pressure from higher steel and specialty metal prices in our OEM supply business. All of these factors combined to decrease margins in the quarter.”

“In North America, our operating margins were equal to the 8.6 percent reported in the year ago quarter as slower sales growth and slight downward pressure on gross margins offset good expense control. Operating margins in Europe exhibited the most significant decline in the recent quarter as softer sales, particularly in the higher gross margin OEM supply business, moved operating margins to 3.2 percent compared to 4.9 percent in the year ago quarter. In the emerging markets, operating margins of 7.9 percent in the third quarter of this year compare favorably to 7.8 percent in the year ago period,” said Eck.

Cash Flow and Leverage

“In the third quarter we used $8.3 million of cash in operations as compared to the $10.0 million generated in the year ago quarter,” said Dennis Letham, Executive Vice President-Finance. “The cash flow used in operations was the result of increases in working capital. The working capital increases were the result of increases in inventory associated with the slow down in sales late in the quarter and an increase in customer receivables resulting from our very early fiscal month end on September 26, 2008.”

“During the quarter we also increased borrowings under our existing credit facilities and assumed borrowings of acquired companies to complete four OEM supply acquisitions for total consideration of $136.1 million,” Letham added. “As a result of the borrowings incurred for recent acquisitions the company had a debt-to-total capital ratio of 50.9 percent at the end of the third quarter as compared to 49.4 percent at the end of 2007. For the third quarter the weighted-average cost of borrowed capital was 4.0 percent as compared to 4.3 percent in the year ago quarter. At the end of the third quarter, approximately 66 percent of our total borrowings of $1.18 billion had fixed interest rates, either by the terms of the borrowing agreements or through hedging contracts. We also had $241 million of available, unused credit facilities at September 26, 2008, which together with anticipated cash flows from operations provides us with the resources necessary to support both organic growth and to pursue other strategic initiatives.”

Business Outlook

Eck said, “The later weeks of the third quarter signaled a more broad-based economic slowing than the company had experienced year to date. At this time it is difficult to ascertain exactly what this will mean to sales volumes in the coming months. Historically in periods of economic softness the 15-to-20 percent of our enterprise cabling and security solutions business and our electrical wire and cable business that is project-based has shown the most variability. On the other hand, the 80-to-85 percent of day-to-day business supporting maintenance and moves, adds and changes to existing infrastructure has remained comparatively steady. Also, sales in the OEM supply business are driven by customer production slowdowns that vary from customer to customer and between customer vertical markets. Overall, we believe our business mix has changed appreciably to a less volatile mix than we had in the recession earlier in this decade.”

“Specific to the fourth quarter, it is important to note that we typically report lower consecutive quarter sales in the fourth quarter due to the number of holidays in the period. However, we expect that seasonal softness this year will be somewhat offset by sales from the recently completed acquisitions that are expected to add between $55 million and $60 million to fourth quarter sales as compared to the year-ago period.”

“At the same time, fourth quarter sales will be positively affected by the fact that this is a 53-week year in our fiscal calendar as our 2008 fiscal year will end on Friday January 2, 2009. This is expected to add the equivalent of approximately 3 days to fourth quarter 2008 sales. The revenue effects of the extra fiscal week is limited to 3 days due to the inclusion of the New Year holiday within that week. However, from an earnings standpoint, the effect of the extra fiscal week will be slightly negative since we will have an extra week of operating expenses matched by only three days of added revenues.”

“As we go forward through the next few quarters, we will remain focused on building on our strategic initiatives including growing our security and OEM supply businesses, further developing a factory automation network sales effort, adding to our supply chain services offering, enlarging the geographic presence of our electrical wire & cable business, and expanding our product offering. We believe continued focus on these investments and successful execution on the associated strategies are important to both longer-term growth of the business and offsetting near-term, soft economic conditions,” Eck concluded.

Third Quarter Earnings Report

Anixter will report results for the 2008 third quarter on Tuesday, October 21, 2008 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 400,000 products and over $1 billion in inventory, 3) 232 warehouses with more than 6 million square feet of space, and 4) locations in 267 cities in 51 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC. Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	13 Weeks Ended		39 Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2008	2007	2008	2007
Net sales	$1,589.6	$1,521.2	$4,678.0	$4,361.4
Cost of goods sold	1,216.9	1,154.2	3,572.7	3,312.7

Gross profit	372.7	367.0	1,105.3	1,048.7
Operating expenses	254.8	248.8	764.1	724.0

Operating income	117.9	118.2	341.2	324.7
Interest expense	(12.0)	(11.5)	(34.6)	(33.5)
Other, net	(5.2)	0.2	(9.1)	3.3

Income before income taxes	100.7	106.9	297.5	294.5
Income tax expense	39.0	42.1	111.2	111.5

Net income	$61.7	$64.8	$186.3	$183.0

Basic	$1.75	$1.73	$5.25	$4.89
Diluted	$1.58	$1.51	$4.73	$4.32

Average shares outstanding:
Basic	35.2	37.4	35.5	37.4
Diluted	39.1	42.9	39.3	42.4

Geographic Segments

North America	$1,118.4	$1,068.9	$3,245.5	$3,067.3
Europe	328.1	322.0	1,034.1	953.3
Asia Pacific and Latin America	143.1	130.3	398.4	340.8

	$1,589.6	$1,521.2	$4,678.0	$4,361.4

Operating income:
North America	$96.2	$92.3	$268.4	$255.5
Europe	10.4	15.7	43.8	44.7
Asia Pacific and Latin America	11.3	10.2	29.0	24.5

	$117.9	$118.2	$341.2	$324.7

ANIXTER INTERNATIONAL INC. Condensed Consolidated Balance Sheets

(In millions)

	September 26,	December 28,
	2008	2007

Cash and cash equivalents	$55.0	$42.2
Accounts receivable, net	1,326.5	1,215.9
Inventories	1,172.4	1,065.0
Deferred income taxes	38.7	37.6
Other current assets	22.5	18.2

Total current assets	2,615.1	2,378.9

Property and equipment, net	88.6	78.1
Goodwill	450.4	403.2
Other assets	171.7	156.0

	$3,325.8	$3,016.2

Liabilities and Stockholders’ Equity

Accounts payable	$729.7	$654.8
Accrued expenses	253.4	84.1
Short-term debt	177.1	201.0

Total current liabilities	1,160.2	939.9

1.0% convertible senior notes	300.0	300.0
Revolving lines of credit and other	260.8	275.0
5.95% senior notes	200.0	200.0
3.25% zero coupon convertible notes	166.2	162.2
Other liabilities	99.3	91.3

Total liabilities	2,186.5	1,968.4

Stockholders’ equity	1,139.3	1,047.8

	$3,325.8	$3,016.2